--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                        WESTCOAST HOSPITALITY CORPORATION
             (Exact name of registrant as specified in its charter)

                   Washington                             91-1032187
         ----------------------------             -------------------------
        (State or other jurisdiction of                (I.R.S. Employer
         incorporation or organization)              Identification Number)

                       201 W. North River Drive, Suite 100
                            Spokane, Washington 99201
                                 (509) 459-6100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               DONALD K. BARBIERI
                      President and Chief Executive Officer
                        WestCoast Hospitality Corporation
                       201 W. North River Drive, Suite 100
                            Spokane, Washington 99201
                                 (509) 459-6100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                   Copies to:
                              BENJAMIN F. STEPHENS
                              Riddell Williams P.S.
                      1001 Fourth Avenue Plaza, Suite 4500
                            Seattle, Washington 98154
                                 (206) 624-3600

                              ---------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------  ----------------------------  -------------------------------
                                                    Proposed Maximum
     Title of Each Class of Securities             Aggregate Offering                  Amount of
              to Be Registered                          Price(1)                    Registration Fee
---------------------------------------------  ----------------------------  -------------------------------
Common Stock, par value $.01 per share(2)              $1,642,328                       $434.00
---------------------------------------------  ----------------------------  -------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the last reported sale of the common stock $6.875 as quoted on the New York Stock Exchange on February 10, 2000. (2) To be offered by certain selling shareholders.

                              ---------------------

         The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

                 Subject to completion, dated February 14, 2000

                                 238,884 Shares

                        WESTCOAST HOSPITALITY CORPORATION

                                  Common Stock

                              ---------------------

Certain shareholders of WestCoast Hospitality Corporation ("WestCoast") may offer for sale up to 238,884 shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders may sell the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions.

WestCoast will not receive any proceeds from the sale of the shares by the selling shareholders. WestCoast will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares.

The common stock trades on the New York Stock Exchange ("NYSE") under the symbol "CVH." We have just completed the formal change of our corporate name from Cavanaughs Hospitality Corporation to WestCoast Hospitality Corporation, and are in the process of changing the NYSE to "WEH" (see "Recent Events"). On February 10, 2000, the last reported sales price of the common stock on NYSE was $6.875 per share.

Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

                              ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ---------------------

                           FORWARD-LOOKING INFORMATION

         This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this Prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein or incorporated by reference regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

                         HOW TO OBTAIN MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. We have just completed the formal change of our corporate name from Cavanaughs Hospitality Corporation to WestCoast Hospitality Corporation, and are in the process of changing that reference on the NYSE (see "Recent Events"). The filed documents we refer to below were filed under the name Cavanaughs Hospitality Corporation. For the sake of consistency throughout this document, we use our current name of WestCoast. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

         The SEC allows us to "incorporate by reference" into this prospectus the information contained in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

1.       Our Annual Report on Form 10-K for the year ended December 31, 1998;

2. Our Proxy Statement on Form DEF 14A for its April 19, 1999 Annual General Meeting of Stockholders;

3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

4. Our report of the acquisition of WestCoast Hotels Inc. and related property on Form 8-K;

4. The description of the common stock in our Registration Statement on Form S-1 as amended in Amendment o. 3 filed on March 27, 1998; and

5. All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         You may obtain copies of these documents (other than exhibits) free of charge by contacting WestCoast's corporate secretary at our principal offices, which are located at 201 W. North River Drive, Suite 100, Spokane, Washington 99201, telephone number (509) 459-6100.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         WestCoast Hospitality Corporation is a hotel operating company that owns, operates, franchises, acquires, develops, renovates and repositions full service hotels in the Western United States under its proprietary brand names, "Cavanaughs(R)" and "WestCoast(R)". Substantially all of WestCoast's assets, including the hotels, are owned by or for the benefit of Cavanaughs Hospitality Limited Partnership, a Delaware limited partnership. Cavanaughs Hospitality Limited Partnership is also in the process of being renamed as WestCoast Hospitality Limited Partnership (see "Recent Events"). WestCoast manages the day to day operations of the partnership in its capacity as sole general partner. The Company currently has ownership interests and operates 24 hotel properties, manages an additional 9 properties and franchises an additional 13 properties, totaling 46 hotels in 9 states, including Alaska, Arizona, California, Hawaii, Idaho, Montana, Oregon, Utah and Washington. The Company intends to re-brand 18 of its 19 Cavanaughs hotels to the WestCoast brand during 2000 (see "Recent Events"). Additionally, the Company provides computerized ticketing for entertainment events and arranges Broadway and other entertainment event productions. Further, during the second quarter 1999, the Company announced the launch of www.TicketsWest.com(TM), an Internet ticketing service offering consumers up-to-the-minute information on live entertainment and the ability to make real-time ticket purchases of the best available seats to events through the website. The Company owns and manages ticketing operations in Washington, Oregon, Idaho, Montana and Colorado. The Company also leases retail and office space in buildings owned by the Company and manages residential and commercial properties in Washington, Idaho and Montana.

         We are seeking to become the dominant full service hotel company in the Western United States and Canada by providing customers with access to a WestCoast brand hotel in multiple locations throughout the region. Our growth strategy focuses on:

         o the acquisition and re-branding of full service hotels with the WestCoast name;

         o the acquisition, conversion and redevelopment of non-hotel properties into WestCoast brand hotels;

         o        the construction of new WestCoast hotels;

         o        the expansion of existing WestCoast hotels;

         o        the management of third party owned hotels; and

         o franchising of WestCoast hotels to third party owners and operators.

         Our operating strategy is designed to enhance our revenue and operating margins by increasing revenue per available room, average daily rates, occupancy and operating efficiencies at our hotels. This strategy includes:

         o building brand name recognition by maintaining our strategic focus on the Western United States and Canada;

         o promoting a coordinated marketing program utilizing corporate level sales and marketing departments in conjunction with local hotel-based sales and marketing personnel;

         o controlling operating expenses and achieving cost reductions through operating efficiencies and economies of scale;

         o enhancing guest satisfaction and loyalty by providing high quality service;

         o utilizing our yield management and proprietary management information systems to enable the general managers of each hotel to optimize revenue per available room, average daily rates, occupancy and net income;

         o maintaining a consistent level of quality at the hotels through our maintenance and capital expenditure programs;

         o emphasizing the quality of our food and beverage services to attract convention, group and special event business and to create local awareness of the hotels;

         o providing valuable guest benefit programs that promote customer loyalty, such as frequent flier mileage and repeat guest programs; and

         o attracting and retaining qualified employees by providing ongoing training and stock incentive programs at all levels of employment to enhance productivity and align the efforts of employees with our objectives.

         WestCoast's principal executive offices are located at 201 W. North River Drive, Suite 100, Spokane, Washington 99201 and its telephone number is
(509) 459-6100. Our website addresses are www.Cavanaughs.com., www.WestCoastHotels.com and www.TicketsWest.com.

Recent Events

         On October 26, 1999, WestCoast acquired substantially all of the assets of The Show Terminal, LLC (d.b.a. Colorado Neighborhood Box Office), headquartered in Colorado Springs, Colorado. The acquisition was the first expansion of WestCoast operations into the state of Colorado. Colorado Neighborhood Box Office sells tickets to entertainment events throughout the Colorado Springs area. Since the acquisition, TicketsWest.com(TM) has announced an agreement to sell ski lift tickets for Colorado area resorts through the King Soopers grocery chain, located in and around the cities of Fort Collins, Denver, Boulder, and Colorado Springs, Colorado.

         On November 1, 1999, WestCoast acquired Oregon Ticket Company, Inc. (d.b.a. Fastixx), headquartered in Portland, Oregon. The acquisition increased the number of TicketsWest.com(TM) outlets from 23 to 116 and expanded the Entertainment Division's geographic presence into Northern California, Oregon and Western Washington.

         On January 4, 2000, WestCoast acquired WestCoast Hotels, Inc., headquartered in Seattle, Washington. Effective February 3, 2000 the Articles of Incorporation of Cavanaughs Hospitality Corporation were amended to change our name to WestCoast Hospitality Corporation. We intend to re-brand 18 of our 19 Cavanaughs hotels to the WestCoast brand in 2000. The acquisition grows the chain to 46 hotels with 8,766 rooms and increases the Company's lodging presence from five states to nine. Of the 46 hotels, we

         o have ownership interest in and manage 24 hotels with 4,620 rooms;

         o        manage and market an additional 9 hotels with 1,698 rooms; and

         o market under the WestCoast brand an additional 13 hotels with 2,448 rooms.

The acquisition opens up a new revenue stream for us in the form of fee-based management and franchise revenues from its WestCoast brand, something not previously offered by the Company under the Cavanaughs brand.

         Key management of WestCoast Hotels, Inc., including Rodney D. Olson and Michael Bashaw, remain with the combined company. Rodney D. Olson has been nominated to our Board of Directors, to be voted on at our upcoming annual stockholders meeting. Donald Barbieri continues as Chairman, President and Chief Executive Officer of WestCoast Hospitality Corporation.

         WestCoast Hotels was established in 1910 as Vance Hotels. In 1987, with three properties, Vance Hotels changed its name to become WestCoast Hotels. Hotel ownership has been a component of the WestCoast Hotel business, but they have primarily focused on the franchise and management of hotels. They were recently named in "Top 20 Management Companies in the U.S." by Hotel and Motel Management and Hotels Magazines.

         We believe that combining WestCoast with Cavanaughs will result in synergies that include revenue enhancements as well as expense reductions. Revenue enhancement opportunities include cross selling among hotels and overflowing to Company hotels in cities that have multiple properties, such as Seattle, Washington, where previously we had only one hotel. In addition, the ongoing development of a new frequent-guest reward program, called WestAwards(TM), may increase occupancy by offering more variety in ways to spend points earned from the program, such as stays at resort locations or entertainment from TicketsWest.com(TM), the Company's Entertainment Division. Expense reductions should be realized in combining marketing, spreading overhead costs, eliminating duplicate corporate expenses and purchasing economies of scale.

         On January 24, 2000 the Company announced a strategic alliance with Canada based Coast Hotels & Resorts. Coast Hotels & Resorts is western Canada's largest regional hotel chain, with 20 hotels and 2,816 rooms in British Columbia and Alberta. Its principal office is located in Vancouver, British Columbia. The relationship between the two full-service lodging companies includes a marketing affiliation as well as cross selling among the hotels. Other components of the alliance include an integrated website designed to allow one-stop shopping for the combined 66 hotels and 11,582 rooms throughout the western United States and Canada, as well as a joint central purchasing program that takes advantage of volume purchasing and rebates. Finally, integration of toll-free call centers between the two companies will result in the ability for either call center to sell inventory from both hotel chains.

         The marketing affiliation will include publishing joint hotel and resort directories as well as producing combined marketing presentations that will focus on cross selling groups among the hotels. The tour and travel segment is expected to generate the largest portion of the cross selling between the two brands.

         The integration of the websites will aggregate content from both hotel chains as well as TicketsWest.com(TM). In 1999, Cavanaughs Entertainment presented the Broadway musical Cats in Edmonton and Calgary, Alberta, both cities in which Coast has hotels. TicketsWest.com(TM) expects to participate in other ticketing opportunities in western Canada, which would provide the opportunity to package entertainment with hotel rooms from Coast Hotels & Resorts.

                                  RISK FACTORS

         This prospectus and the documents we incorporate by reference contain forward-looking statements that involve risks and uncertainties. The statements in this prospectus that are not purely historical are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans,"

"believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee the accuracy of these statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the following risk factors, elsewhere in this prospectus and in the documents we have incorporated by reference. Before investing in the common stock, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus and in the documents we incorporate by reference.

We Are Subject to Conditions Affecting the Lodging Industry.

         Our revenues and our operating results are subject to conditions affecting the lodging industry. These include:

         o        changes in the national, regional and local economic climate;

         o local conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

         o the attractiveness of our hotels to consumers and competition from comparable hotels;

         o the quality philosophy and performance of the managers of our hotels;

         o changes in room rates and increases in operating costs due to inflation and other factors;

         o changes in travel patterns, extreme weather conditions, cancellation of or changes in, events scheduled to occur in our markets; and

         o        the need periodically to repair and renovate our hotels.

         Adverse changes in these conditions could adversely affect our financial performance.

Due to the Geographic Concentration of Our Hotels, Our Results of Operations Are Subject to Fluctuations in Regional Economic Conditions.

         Many of our hotels are currently located in the Pacific Northwest 35 of 46 hotels are located in Oregon, Washington, Idaho and Montana. As a result, our results of operations and financial condition are significantly dependent on the economy of the Pacific Northwest. The Pacific Northwest economy is dependent in large part on a number of major industries, including agriculture, tourism, technology, timber and aerospace. These industries may be affected by:

         o        changes in governmental regulations and economic conditions;

         o        the relative strength of national and local economy; and

         o        the rate of national and local unemployment.

Any of these factors could materially affect the local economies in which these industries operate.

         To the extent that general economic or other conditions in the Pacific Northwest decline and result in a decrease in customer demand in this region, our performance and results of operations will be adversely effected. In addition, we operate or market multiple hotels within several cities, including Seattle, Portland, Spokane and Yakima, Washington. A downturn in general economic or other relevant conditions in these specific markets or in any other market in which we operate could adversely impact our results of operations and financial condition.

Our Expenses May Remain Constant Even if Our Revenues Drop.

         The expenses of owning property are not necessarily reduced when circumstances such are market factors and competition cause a reduction in income from a hotel. Our financial condition and ability to service debt could be adversely effected by:

         o        Interest rate levels;

         o        the availability of financing;

         o the cost of compliance with government regulations, including zoning and tax laws; and

         o changes in governmental regulations, including those governing usage, zoning and taxes.

We May Be Unable to Sell Hotel Properties When Appropriate.

         Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt. in addition, sales of appreciated real property could generate material adverse tax consequences, which may make it disadvantageous for us to sell hotels.

Our Growth Is Dependent on Our Ability to Increase the Number of Our Hotels.

We intend to continue to pursue an aggressive growth strategy for the foreseeable future. Our ability to successfully pursue new growth opportunities will depend on a number of factors. These include our ability to:

         o identify suitable hotels for acquisition, development, management or franchise;

         o        finance acquisitions and renovations; and

         o        successfully integrate new hotels into our operations.

         There is no assurance that suitable hotels for acquisition, development, management or franchise will be available or, if available, will be on acceptable terms or that capital will be available on acceptable terms. While we believe that we have sufficient capital to fund our growth strategy in the near term, this belief is based on adequate cash being generated from operations and the availability of a revolving credit facility. There is no assurance that we will generate adequate cash from operations. Even if we generate anticipated cash from operations, we may seek to obtain additional debt or equity financing, depending upon the amount of capital required to pursue future growth opportunities or address other liquidity needs.

We May Not Be Able to Effectively Integrate New Hotels Into Our Operations.

         We cannot assure you that:

         o we will be able to successfully integrate new hotels or new hotel products into our operations;

         o new hotels or new hotel products will achieve revenue and profitability levels comparable to our existing hotels; or

         o the combined business will be profitable. Newly acquired, developed or converted hotels typically begin with lower occupancy and room rates.

         Furthermore, our expansion within our existing markets could adversely affect the financial performance of our existing hotels in those markets or our overall results of operations. Expansion into new markets may present operating and marketing challenges that are different from those we currently encounter in our existing markets. There is no assurance that we will be able to anticipate all of the changing demands that expanding operations will impose on our management and management information and reservation systems. The failure to adapt our systems and procedures could have a material adverse effect on our business.

We May Not Be Able to Implement Our Growth Strategy.

         We intend to pursue a full range of growth opportunities, including acquisitions, new construction, management for third party owners and franchise agreements. We compete for growth opportunities with national and regional hospitality companies, some of which have greater name recognition, marketing support, reservation system capacity and financial resources than we do. Our ability to make acquisitions is dependent upon our relationships with owners of existing hotels and certain major hotel investors. Our failure to compete successfully for acquisitions or to attract or maintain relationships with hotel owners and major hotel investors could adversely affect our ability to expand our portfolio of hotels. Our inability to implement our external growth strategy would limit our ability to grow our revenue base.

Our Growth Is Dependent on Our Ability to Expand Our Operations.

         We intend to acquire additional hotels, ticket, and entertainment operations in the future. Acquisitions entail the risk that investments will fail to perform in accordance with our expectations. We also intend to continue the redevelopment and re-branding of other acquired hotels into "WestCoast" hotels. In addition, we expect to develop new hotels in the future, depending on market conditions. Hotel redevelopment and new project development is subject to a number of risks, including:

         o        construction delays or cost overruns;

         o risks that the hotels will not achieve anticipated performance levels; and

         o new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations.

         As a result, we could incur substantial costs for a project that is never completed. There is no assurance that financing for these projects will be available or, if available, will be on acceptable terms. In addition, the renovation of our hotels is subject to a number of risks, including, without limitation, construction delays or cost overruns due to various factors. Any unanticipated delays or expenses in connection with the renovation of our hotels could have an adverse effect on our results of operations and financial condition.

We Are Subject to Real Estate Ownership Risks.

         Our ownership portfolio contains 29 properties, including 24 hotels, 2 office properties, 1 retail property and 2 mixed-use office and retail properties. Accordingly, we are subject to varying degrees of risk generally related to owning real estate. These risks, many of which are beyond our control, include:

         o        changes in national, regional and local economic conditions;

         o        local real estate market conditions;

         o changes in interest rates, and the availability, cost and terms of financing and lease obligations;

         o the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations; and

         o        compliance with environmental laws.

Management's Control of the Company May Limit Your Ability to Change the Composition of the Board of Directors, and May Deter a Change in Control.

         Members of the Barbieri family beneficially own, in the aggregate, 54.5% of our outstanding shares of common stock. Donald Barbieri, our Chairman, President and Chief Executive Officer, has sole voting and investment power with respect to 27.74% of the outstanding shares of common stock. So long as the Barbieri family owns a substantial portion of the outstanding common stock, it will have the ability to control our management and affairs and will have the power to approve or block most actions requiring the approval of our shareholders, including a merger, or a sale of all the assets of the company.

Compliance With Governmental Regulations Could Affect Our Results of Operations.

         The lodging industry is subject to numerous federal, state and local government regulations, including building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the company. Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although we believe we are in compliance with the ADA, there is no assurance that a material ADA claim will not be asserted against us.

We Could Experience Seasonal Fluctuations in Our Results of Operations.

         The lodging industry is seasonal in nature, with the months from May through October generally accounting for a greater portion of annual revenues than the months from November through April. For example, for the year ended December 31, 1999, our revenues in the first through fourth quarters were 20.1%, 25.4%, 30.7% and 23.8%, respectively, of our total revenue for such year and our net income (loss) for the first through fourth quarters was 4.4%, 37.5%, 48.9% and 9.2%, respectively, of our total net income for that year. Quarterly earnings also may be adversely affected by events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel.

We Are Dependent on Our Senior Management.

         We place substantial reliance on the lodging industry experience and the continued availability of our senior management led by Donald Barbieri, Chairman, President and Chief Executive Officer, Arthur Coffey, Executive Vice President and Chief Financial Officer, Richard Barbieri, Senior Vice President and General Counsel, Thomas Barbieri, Executive Vice President of Hotel Operations, and David Bell, Senior Vice President Development. We believe that our future success and our ability to manage future growth depend in large part upon the efforts of the senior management and on our ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. The Company does not carry key man insurance on any of its senior management.

We May Be Unable to Locate Lessees for Our Rental Property.

         We own approximately 590,000 square feet of office and retail space in Spokane, Washington and Kalispell, Montana. We are subject to the risk that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. There is no assurance that we will be able to locate tenants for rental spaces vacated in the future or receive satisfactory rents from tenants. Delays or difficulties in attracting tenants and costs incurred in preparing for tenants could reduce cash flow, decrease the value of a property or jeopardize our ability to pay our expenses. Vacancies could subsequently result due to termination of a tenant's tenancy, the tenant's financial failure or a breach of the tenant's obligations.

We Are Subject to Risks Associated With Managing and Leasing Properties Owned by Third Parties.

         We plan to continue to manage and lease properties owned by third parties. Risks associated with these activities include the risk that the related contracts (which are typically cancelable upon 30-days' notice or upon certain events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management and leasing fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed or leased by WestCoast, resulting in decreased management or leasing fee income.

The Performance of Our Entertainment, Management and Services Division Is Particularly Subject to Fluctuations in Economic Conditions.

         Our entertainment services include computerized event ticketing and the presentation of touring Broadway shows. In addition, we attract additional hotel guests through cross-selling the products of our entertainment, management and services division. This division is vulnerable to risks associated with changes in general regional and economic conditions, the potential for significant competition and a change in consumer trends, among others. In addition, there is no assurance that Broadway shows will continue to tour the Northwest or that such productions will use the Company as a promoter.

Certain Types of Losses May Exceed Insurance Coverage.

         We carry comprehensive liability, public area liability, fire, flood, boiler and machinery, extended coverage and rental loss insurance covering our properties. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur with respect to any particular property, we could lose our capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to WestCoast, would remain obligated for any mortgage debt or other financial obligations related to the property. Although we believe that our properties are adequately insured, any such loss would adversely affect us. There is no assurance that material losses in excess of insurance proceeds will not occur in the future.

We Are Subject to Environmental Risks Which Could Be Costly.

         Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to borrow using such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition.

          In connection with our acquisition of a property, a Phase I environmental assessment is conducted by a qualified independent environmental engineer. Phase I environmental assessments have been performed on all of our properties and we expect that all of our future hotel acquisitions will be subject to a Phase I environmental assessment. A Phase I environmental assessment involves researching historical usage's of a property, databases containing registered underground storage tanks and other matters, including an on-site inspection, to determine whether an environmental issue exists with respect to the property which needs to be addressed. If the results of a Phase I environmental assessment reveal potential issues, a Phase II environmental assessment, which may include soil testing, ground water monitoring or borings to locate underground storage tanks, may, depending upon the circumstances, be ordered for further evaluation.

         It is possible that Phase I environmental assessments will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which WestCoast will not be aware. While we have not been notified by any governmental authority and we have no other knowledge of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of our properties, no assurances can be given that future laws, ordinances or regulations will not impose any material environmental liability or the current environmental condition of our existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to WestCoast.

We Have Incurred Debt Financing and May Incur Increased Indebtedness in Connection With Acquisitions.

         Our outstanding indebtedness as of December 31, 1999 was approximately $125.9 million. Substantially all of our outstanding indebtedness is secured by individual properties, including our hotels. Borrowings under the Revolving Credit Facility are used by us to repay existing indebtedness, to fund the acquisition of hotels, to fund renovations and capital improvements to hotels and for general working capital needs. The Revolving Credit Facility is secured by deeds of trust on certain of our properties. At December 31, 1999, our outstanding indebtedness had a weighted average annual interest rate of 7.7%. At December 31, 1999, our ratio of long-term debt (including capital lease obligations) to equity was 1.2 to 1. We had incurred additional debt and obligations associated with the acquisition of WestCoast Hotels Inc. of approximately $61.4 million subsequent to December 31, 1999.

         Neither our Articles of Incorporation nor our Bylaws limit the amount of indebtedness that we may incur. Subject to limitations in our debt instruments, we expect to incur additional debt in the future to finance acquisitions and renovations and for general corporate purposes. Our continuing indebtedness could increase our vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair our ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. Our indebtedness is, and will likely continue to be, secured by mortgages on our hotels. There is no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets, including our hotels, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if we are in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to liquidate one or more investments in our hotels at times which may not permit realization of the maximum return on such investments.

         Most of our outstanding indebtedness bears interest at a variable rate. Economic conditions could result in higher interest rates, which would increase debt service requirements on variable rate debt and could reduce the amount of cash available for various corporate purposes.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the selling shareholders and the number of shares they may offer by this prospectus.

                                                                                              Shares Beneficially Owned After
                                                          Shares that May Be Sold                        Offering
                                                    ------------------------------------     ----------------------------------
                                    Shares
                                 Beneficially                           Percentage of                          Percentage of
                                Owned Prior to                           Common Stock                           Common Stock
Name of Shareholder                Offering            Amount            Outstanding           Amount           Outstanding
--------------------------    ----------------    --------------     -----------------     -------------    -----------------
David Leiken                         105,160            105,160                *                   0                 0%

Thomas Keenan                         33,724             33,724                *                   0                 0%

Templin's Resort and                 100,000            100,000                *                   0                 0%
Conference Center Inc.
                                ----------------    --------------     -----------------     -------------    -----------------

---------

*  Less than 1%

         Mr. Leiken has a consulting agreement with the Company. Mr. Keenan has an employment agreement with the Company. Templin's Resort and Conference Center Inc. is beneficially owned, in part, by Robert Templin, who has been a director of the Company since April 1998. The selling shareholders acquired the shares from WestCoast in private transactions on June 15, 1999 as to Templin's Resort and November 1, 1999 as to Mr. Leiken and Mr. Keenan.

         The selling shareholders have represented to us that they purchased the shares for their own account for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. The Company agreed with the selling shareholders to file the registration statement to register the resale of the shares. The Company agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) February 14, 2001 or (2) the date on which the selling shareholders have sold all the shares.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders and their successors (including donees and pledgees, who may sell shares they receive from the selling shareholders after the date of this prospectus). The selling shareholders or their successors may sell all of the shares from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, or on one or more other securities markets and exchanges, in privately negotiated transactions or through writing put or call options on the shares, through short sales of the shares, or a combination of any such methods of sale. They may sell the shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

         The Company will not receive any proceeds from the sale of the shares by the selling shareholders. The Company may suspend use of this prospectus under certain circumstances.

         The selling shareholders may sell the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In effecting sales, brokers and dealers engaged by any selling shareholder or successor may arrange for other brokers or dealers to participate. Broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resale's, may pay to or receive from the purchasers of such shares commissions as described above. From time to time a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares from time to time.

         The selling shareholders and broker-dealers who assist in the sale of the shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

         Selling shareholders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M of the Exchange Act may restrict their sales in the market.

         Each selling shareholder may also sell all or a portion of the shares in the open market in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus, provided they meet the criteria and conform to the requirements of the Rule.

         Upon our receipt of notification from the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling shareholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o other facts material to the transaction. In addition, upon our being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         The Company will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares.

         We cannot guarantee that the selling shareholders will sell any or all of the shares.

                            VALIDITY OF COMMON STOCK

         Riddell Williams P.S., Seattle, Washington, will provide WestCoast with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                     EXPERTS

         The financial statements of WestCoast Hospitality Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of WestCoast may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

                              ---------------------

                                 238,884 Shares

                       WESTCOAST HOSPITALITY CORPORATION.

                                  Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                February 14, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the New York Stock Exchange additional listing fee.

         SEC registration fee                                $    434.00
         Legal fees and expenses                               15,000.00
         Accounting fees and expenses                           1,000.00
         Miscellaneous fees and expenses                        5,000.00

              Total                                          $ 21,434.00

Item 15.      Indemnification of Directors and Officers

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 5.1 of the registrant's Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.

         Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article Seven of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

Item 16.      Exhibits

      5.1 Opinion of Riddell Williams P.S., counsel to the registrant, regarding the legality of the Common Stock*

     23.1     Consent of PricewaterhouseCoopers LLP, independent auditors

     23.2     Consent of Riddell Williams P.S. (contained in Exhibit 5.1)

     24.1     Power of Attorney (contained on signature page)

*  To be filed by amendment.

Item 17.      Undertakings

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D. The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Spokane, State of Washington, on the 14 day of February, 2000.

                                   WestCoast Hospitality Corporation

                                   By:  /s/ Donald K. Barbieri
                                        ---------------------------
                                        Chairman, President and Chief Executive
                                        Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes Donald K. Barbieri and Richard L. Barbieri, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendment thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 14 day of February, 2000.

            Signature                                           Title
            ----------                                          -----
                                                            Chairman, President, Chief Executive Officer,
         /s/ Donald K. Barbieri                             and Director (Principal Executive Officer)
         ----------------------                             ------------------------------------------
         Donald K. Barbieri

                                                            Executive Vice President, Chief Financial
                                                            Officer and Director (Principal Financial
                                                            Officer)
         /s/ Arthur M. Coffey
         Arthur M. Coffey
         ----------------

                                                            Executive Vice President Hotel Operations
                                                            and Director
         /s/ Thomas M. Barbieri
         ----------------------
         Thomas M. Barbieri

                                                            Senior Vice President, General Counsel
                                                            and Director
         /s/ Richard L. Barbieri
         -----------------------
         Richard L. Barbieri


                                       20

                                                            Senior Vice President Development
         /s/ David M. Bell
         David M. Bell
         -------------

                                                            Director
         /s/ Peter F. Stanton
         Peter F. Stanton
         ----------------

                                                            Director
         /s/ Ronald R. Taylor
         Ronald R. Taylor
         ----------------

                                                            Director
         /s/  Robert G. Templin
         Robert G. Templin
         -----------------

                                                            Director
         /s/ Stephen R. Blank
         --------------------
         Stephen R. Blank


                                  EXHIBIT INDEX

       Exhibit
       Number
        -----

         5.1 Opinion of Riddell Williams P.S., counsel to the registrant, regarding the legality of the Common Stock*

         23.1     Consent of PricewaterhouseCoopers LLP, independent auditors

         23.2     Consent of Riddell Williams P.S. (contained in Exhibit 5.1)

         24.1     Power of Attorney (contained on signature page)


* To be filed by amendment.


                                       22